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                                                               Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-88426 and Form S-8 No. 333-27835) pertaining to the 1994 Stock Option Plan and in the Registration Statement (Form S-8 No. 333-27831), pertaining to the 1996 Non-Employee Directors' Stock Option Plan and the 1992 Outside Directors' Stock Unit Plan, of GTECH Holdings Corporation of our report dated April 1, 1998 (except for Note R, as to which the date is April 20, 1998) with respect to the consolidated financial statements of GTECH Holdings Corporation included in its Annual Report (Form 10-K/A, Amendment No. 1) for the fiscal year ended February 28, 1998, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
June 24, 1998